UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

VIRTUS ARTIFICIAL INTELLIGENCE & TECHNOLOGY OPPORTUNITIES FUND

VIRTUS CONVERTIBLE & INCOME FUND

VIRTUS CONVERTIBLE & INCOME FUND II

VIRTUS CONVERTIBLE & INCOME 2024 TARGET TERM FUND

VIRTUS DIVERSIFIED INCOME & CONVERTIBLE FUND

VIRTUS EQUITY & CONVERTIBLE INCOME FUND

VIRTUS DIVIDEND, INTEREST & PREMIUM STRATEGY FUND

(Name of Registrant as Specified in Its Charter/Declaration of Trust)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

September 2, 2022

Dear Fellow Shareholder,

I continue to update you in connection with the Virtus Closed-End Funds (“Funds”) Joint Special Meeting of Shareholders to be held on September 27, 2022. You and your fellow shareholders are being asked to consider and approve a new subadvisory agreement between Virtus and Voya Investment Management (“Voya”). As of today, we have not received your vote.

It is relatively early in the voting process, but you should know that your fellow retail investors are responding to my communications and have been strongly supporting the proposal. Greater than 87% of votes cast have voted “FOR.”

There Will Be NO Changes to Your Investment

It is important to note that your investment fees will remain the same. Your investment team will not change and Virtus will remain the investment adviser to the Fund.

Please join your fellow shareholders who have voted and take advantage of your right to vote by signing, dating, and mailing the enclosed proxy card in the prepaid envelope or follow the instructions below to vote by internet or telephone.

Vote by Phone by calling 1-833-288-9331 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.
Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

Lastly, we have retained Di Costa Partners (“DCP”) to assist us with the proxy solicitation. You may receive a call from a DCP representative who can take your vote over the phone. If you have questions regarding the proxy, you can call DCP at 1-833-288-9331.

Thank you,

George R. Aylward

President and Chief Executive Officer, Virtus Closed-End Funds

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